Exhibit 99

        Titan Tire Corporation Awarded Two Multi-Year Military Contracts

     QUINCY, Ill.--(BUSINESS WIRE)--Aug. 25, 2004--Titan Tire Corporation, a subsidiary of Titan International, Inc. (NYSE:TWI), has been awarded two multi-year requirements contracts by TACOM (Tank Automotive Command). The two contracts total an estimated value of $40 million and cover anticipated requirements for the next five years for tires primarily used on 2.5 and 5-ton military trucks used by the U.S. Army.
     "We are proud to continue our tradition of supplying products to support the U.S. military and are appreciative of the confidence placed in Titan," stated Maurice Taylor Jr., Titan president and CEO. "This is further evidence of Titan's recognized expertise in the off-highway sector."

     This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.

     Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in agriculture, earthmoving/construction and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.

     CONTACT: Titan International, Inc.
              Lisa Ross, 217-221-4489